FOR IMMEDIATE RELEASE

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ITRONICS REPORTS 2021 FIRST QUARTER SALES; UPDATES CURRENT OPERATIONS
AND GROWTH PROJECTS

	RENO, Nevada, June 25, 2021 -- Itronics Inc. (OTC:ITRO), an emerging Cleantech Materials growth Company that manufactures GOLDn
GRO Multi-Nutrient Fertilizers and produces silver, gold, zinc, critical minerals, and battery minerals recovered from industrial and mining waste, today reported its first quarter 2021 sales and updated its operations and growth projects.

	Total Revenues for the three months ended March 31, 2021, were $410,988 compared to $670,822 in the same period in 2020, a 39 percent decrease. The decline is primarily due to effects of Covid-19 continuing from the fourth quarter 2020.

	During the second quarter of 2021 the Company has had a backlog of fertilizer orders, but raw material shortages and raw material supplier inability to timely deliver raw materials has been a challenging issue and has limited our sales due to inability to fill orders on a just in time basis. Fertilizer delivery trucking has not been affected.

	Covid-19 has had a significant negative impact on Itronics fertilizer sales. In the first quarter 2020 the Company was on a path to double sales in 2020. That growth was ended by the Covid-19 shut down starting in April 2020. Late in the second quarter of 2021 demand is picking up. It appears that sales are getting back on the growth path similar to the first quarter 2020.

	The 2021 outlook for full year silver sales is uncertain due to limitations on operating supplies needed to support the refining operations created by Covid-19 supply chain disruptions. One bullion shipment was settled late in the second quarter with very positive results. Silver content of the bullion significantly increased due to on-going recovery optimization. Value was also increased by sharply higher silver and gold prices compared to 2020.

	The Companys research project to produce metallic zinc is successfully using the Companys experimental electro-winning cell. Smooth zinc plate is being obtained and the process is ready for expansion of a larger zinc electro-winning cell which is being assembled and is nearly ready for operational testing.

	The Company has continued to move forward in planning to expand the Rock Kleen technology to a pilot scale operation, including evaluating the technical feasibility of processing the mine tailings located on Auric Fulstone claims adjacent to the former Minnesota Iron mine located in the northwestern part of the Yerington Mining District at Yerington, Nevada.


2021 First Quarter Sales Results

	Unaudited Revenues for the first quarter ending March 31, 2021, together with comparative figures for 2020 are presented below:

                                       ITRONICS INC.
                                     For the Quarter
                                      Ended March 31
                                2021                2020
REVENUE
    Fertilizer		       $407,175           $594,129
    Silver		       $     26	          $ 68,445
    Photo Services	       $  1,951		  $  4,461
    Mining Technical
     Services		       $  1,836	          $  3,787

                               $410,988	          $670,822


Operations and Expansion Updates

GOLDn GRO Multi-Nutrient Fertilizers: 	Core sales are being maintained,
but growth is being restrained by continuing Covid-19 related supply chain issues. During the first quarter the Companys distributor continued its Covid-19 retail branch access restrictions, as well as restrictions on application development activities. These restrictions were continued through the second quarter, and our expectation is that they may be continued through most of the third quarter. Company expectations are that these issues will be resolved in a positive way in the August-September time frame. This is based on information being provided to us by our suppliers.

Silver Bullion and Other Metal Production: The pilot scale computer circuit board refining operation is now able to operate reliably. Metal recovery optimization is underway and is increasing bullion silver and gold content while at the same time improving furnace efficiency and reducing the unit cost of metals being recovered. During the second quarter supplies needed to continue the pilot refining operation became unavailable due to Covid-19 related supply chain issues, so the refining operation is temporarily on hold. The Company is expecting to resume the refining operation late in the third quarter or early in the fourth quarter, but this is dependent on being able to obtain the required operating supplies.

	The experimental work to produce zinc metal using electro-winning technology was started in early January 2021 using a laboratory scale electro-winning cell developed by the Company. Small amounts of zinc metal have been produced while the operating parameters were being developed. The Company plans to expand zinc output in stages starting at laboratory scale and expanding to pilot scale at the Companys 35,000 square foot Reno, Nevada manufacturing and R&D facility. The Company already owns most of the equipment needed to do this. The equipment is on site and can be put into operation with only minor modifications. This work was put on hold in the second quarter to free our research lab to start work on the Auric Fulstone tailings evaluation for suitability for Rock Kleen processing. The Company plans to restart this research later in the year.

	Processing zinc bearing flue dust is one of the technologies in the Companys portfolio of Zero Waste Energy Saving Technologies that are being prepared for expansion to commercial scale. Activating this technology development starts the process of establishing the ability to produce pure metals using electrochemistry and opens the door to processing alkaline battery paste which contains zinc, manganese, and potassium. Some of the new EV battery technologies use manganese, one of the four most important battery metals, and this technology development may enable the company to process Electric Vehicle (EV) battery pastes in the future.
In addition, the Companys Rock Kleen technology has shown the ability to recover the battery metals nickel, manganese, and zinc from mine tailings, all of which will need to be separated and recovered using electrochemistry.

Rock Kleen Technology and Business Plan Development: During the first quarter 2020 the Company announced completion of a detailed three-year growth plan for Reno manufacturing operations. A 10-year growth plan for consolidated operations that include expansion to the new
Itronics Cleantech Materials Campus was completed in the second quarter. This plan was updated in the third quarter to factor in the 2020 impacts of Covid-19 on the growth plan. The expected impacts of expanded materials recoveries using the Rock Kleen technology were also incorporated into the plan. Itronics is anticipating rapid growth over the next several years, to be driven by GOLDn GRO fertilizer sales and to be supported by development of the new Rock Kleen technology which was selected from the Companys portfolio of Zero Waste Energy Saving Technologies for commercial development as a major new line of business.

	A long-term objective for Itronics is to become a leading producer of high purity metals, including the U.S. critical metals manganese and tin, using the Companys breakthrough hydrometallurgy, pyrometallurgy, and electrochemical technologies. Additionally, Itronics is also strategically positioned with its portfolio of Zero Waste Energy Saving Technologies to help solve the recently declared emergency need for domestic production of Critical Minerals from materials located at mine sites.

Auric Fulstone Polymetallic Gold Project: Early in the first half 2021 the Company began developing a modified business plan for Auric Gold & Minerals that envisions that Auric would become a tailings supplier for the Itronics Rock Kleen pilot plant that is being planned. This update of the business plan is expected to be completed in the third quarter.

	If you would like to be added to our e-mail list for all updates on our emerging clean technologies, please call us at 775-689-7696, e-mail investor@itronics.com, or leave a message in our message box on our website at www.itronics.com so that we can get a profile report to you. The Company thanks its supporters as it expands its technologies to make the world cleaner and greener while continuing to expand revenues and drive towards profitability.

	About Itronics
    Headquartered in Reno, Nevada, Itronics Inc. is a Zero Waste Energy Saving Technology Company which produces GOLDn GRO specialty liquid fertilizers, silver bullion, and silver-bearing glass. The Company is an emerging critical mineral and battery materials producer. The Companys goal is to achieve profitable cleantech materials technology driven organic growth in specialty GOLDn GRO fertilizers, silver, gold, zinc, critical minerals, and battery minerals. The Companys technologies maximize the recovery and uses of metals and minerals and by doing this maximize sustainability.

        The Companys growth forecast centers upon its 10-year business plan designed to integrate its Zero Waste Energy Saving
Technologies and to grow annual sales from $2 million in 2019, to $100 million in 2025.

    The Companys environmentally friendly award winning GOLDn
GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Companys e-store on Amazon.Com at http://www.amazon.com/s/ref=bl_ sr_lawn-garden?ie+UTF8&field-brandtextbin=GOLD%27n+GRO&node+2972638011.
Due to expanded retail customer interest, GOLDn GRO fertilizer may now be purchased in Reno, Nevada at Buy Nevada First Gift Shop,
4001 S. Virginia St.

Follow Itronics on Facebook: https://www.facebook.com/itronicsinc
Follow Itronics on Twitter: https://twitter.com/itronicsinc
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VISIT OUR WEB SITE: http://www.itronics.com

 (Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Companys growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Companys filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact:	Paul Knopick

888.795.6336